FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Fourth Quarter and 2023 Results
Owner Direct Relationships (“ODR”) Segment Revenue up 22.8% Year-over-Year for Q4 and 21.1% for the Year
ODR Segment Accounted for 55.1% of Revenue and 71.1% of Consolidated Gross Profit for the Quarter
Consolidated Gross Margin Increased to 23.3% for the Quarter and 23.1% for the Year
Year-end Cash and Cash Equivalents of $59.8 million
WARRENDALE, PA – March 13, 2024 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the year ended December 31, 2023.
2023 Fourth Quarter Financial Overview Compared to 2022 Fourth Quarter
•Consolidated revenue of $142.7 million, a decrease of 0.6% from $143.5 million as the Company continued to take a disciplined approach to select smaller, higher margin projects.
•Gross profit of $33.3 million, an increase of 14.0% from $29.2 million.
•Net income of $5.2 million, or $0.44 per diluted share, compared to net income of $3.8 million, or $0.35 per diluted share.
•Adjusted EBITDA of $12.6 million, up 8.8% from $11.6 million.
•Net cash provided by operating activities of $13.9 million compared to $12.4 million.
2023 Overview Compared to 2022
•Consolidated revenue of $516.4 million, an increase of 3.9% from $496.8 million.
•Gross profit of $119.3 million, an increase of 27.3% from $93.7 million.
•Net income of $20.8 million, or $1.76 per diluted share, compared to $6.8 million, or $0.64 per diluted share.
•Adjusted EBITDA of $46.8 million, up 47.3% from $31.8 million.
•Net cash provided by operating activities of $57.4 million compared to $35.4 million.
Management Comments
“In 2023, we made tremendous progress executing our strategy to become a pure-play provider of buildings systems solutions. We continued to grow our ODR business as an indispensable partner helping our customers provide mission critical services to maintain uninterrupted operations in their facilities. This strategic shift in customer mix is driving higher margin opportunities and creating a stronger, more resilient Limbach,” said Michael McCann, Limbach’s President and Chief Executive Officer.
“I am pleased to report that our team’s focus on accelerating the shift to the ODR business drove expanded margins and delivered Adjusted EBITDA above our guidance for the full year. We grew full-year diluted EPS 175% and Cash Flow from Operating Activities by 62.2%. Furthermore, our full-year ODR revenue increased 21.1% over the previous year. ODR revenue for the quarter was 55.1% of consolidated revenue, exceeding our annual goal of 50%. Our 2024 annual goal for ODR revenue is between 60% and 70% of consolidated revenue.
“While our primary focus is on ODR, we are also implementing changes in our General Contractor Relationship (“GCR”) business. We are taking a more selective approach to the projects we pursue by focusing on smaller contracts with shorter durations. In the fourth quarter, our consolidated revenue was by design slightly lower because of this action but going forward, this should provide greater flexibility and drive higher overall returns.
“We are evolving our service offerings to better support our customers as a one-stop shop for building system solutions. For example, in 2024 we have already invested approximately $4 million in rental equipment for indoor climate control. This provides our customers with an immediate solution to support their mission-critical operations during emergencies or planned downtimes. As we deploy this new rental solution into the market, we anticipate seeing a return on this investment in the second half of 2024.
“We are still in the early stages of our transformation to an even higher quality, more predictable business, and we are confident our strategy is working. Our team will continue our disciplined approach to projects, and we are excited about expanding our customer relationships and service offerings. We also plan to leverage our strong balance sheet to make strategic investments. We believe this strategy will continue delivering value to our customers and higher returns for our shareholders in 2024 and beyond.”
The following are results for the three months ended December 31, 2023, compared to the three months ended December 31, 2022:
•Consolidated revenue was $142.7 million, a decrease of 0.6% from $143.5 million. ODR segment revenue of $78.6 million increased by $14.6 million, or 22.8%, while GCR segment revenue of $64.1 million was down $15.4 million, or 19.4%. The increase in ODR segment revenue primarily was due to the Company's continued focus on the accelerated growth of its ODR business. The decrease in GCR segment revenue primarily was due to the Company’s continued focus on improving project execution and profitability by pursuing GCR opportunities that were smaller in size and shorter in duration.
•Gross margin increased to 23.3%, up from 20.4%. On a dollar basis, total gross profit was $33.3 million, compared to $29.2 million. ODR gross profit increased $6.4 million, or 36.8%, due to the combination of an increase in revenue and higher margins of 30.1% versus 27.0% driven by contract mix. GCR gross profit decreased $2.3 million, or 19.1%, as a result of lower revenue. GCR gross margin was flat at 15.0%. This mix shift is a key element of the Company’s strategy to increase profitability by taking a disciplined approach to select smaller, higher margin projects that mitigate the risk and volatility associated with larger, lower margin projects.
•SG&A expense increased approximately $3.2 million, to $25.0 million, compared to $21.8 million. The increase in SG&A primarily was due to a $2.0 million increase associated with payroll and incentive related expenses, a $0.8 million increase in stock compensation expense, a $1.2 million increase associated with costs incurred by the entities acquired in the ACME and Industrial Air transactions and $0.6 million related to an increase in professional fees, partially offset by a $1.6 million decrease related to certain legal accruals. As a percent of revenue, SG&A expense was 17.5%, up from 15.2%.
•Interest expense was $0.4 million compared to $0.6 million, which was the result of a lower overall outstanding debt balance period-over-period.
•Interest income was $0.6 million during the current quarter. This increase was due to the Company's investment strategy in overnight repurchase agreements, U.S. Treasury Bills, and money market funds during 2023.
•Net income was $5.2 million as compared to $3.8 million. Diluted earnings per share was $0.44 as compared to $0.35. Adjusted EBITDA was $12.6 million as compared to $11.6 million, an increase of 8.8%.
•Net cash provided by operating activities increased to $13.9 million as compared to $12.4 million.
The following are results for the year ended December 31, 2023, compared to the year ended December 31, 2022:
•Consolidated revenue was $516.4 million, an increase of 3.9% from $496.8 million. ODR segment revenue of $262.0 million increased by $45.6 million, or 21.1%, while GCR segment revenue of $254.4 million decreased by $26.0 million, or 9.3%. The increase in ODR segment revenue primarily was due to the Company's continued focus on accelerating growth of its ODR business. In addition, ODR segment revenue increased by approximately $8.1 million due to the ACME and Industrial Air transactions. The decrease in GCR segment revenue primarily was due to the Company’s continued focus on improving project execution and profitability by pursuing GCR opportunities that are smaller in size (based on contract value) and shorter in duration.
•Gross margin increased to 23.1%, up from 18.9%. On a dollar basis, total gross profit was $119.3 million, compared to $93.7 million. ODR gross profit increased $21.0 million, or 38.0%, due to the combination of an increase in revenue and higher margins driven by contract mix. GCR gross profit increased $4.6 million, or 11.9%, primarily due to higher margins despite lower revenue.
•SG&A expense increased approximately $9.5 million, to $87.4 million, compared to $77.9 million. The increase in SG&A primarily was due to a $6.8 million increase associated with payroll and incentive related expenses, a $2.2 million increase in stock compensation expense, a $1.5 million increase in costs incurred by the entities acquired in the ACME and Industrial Air transactions, $1.0 million related to CEO transition costs and $0.8 million related to acquisition-related costs, partially offset by a $1.2 million decrease in rent related expenses and a $1.5 million decrease related to certain legal accruals. As a percent of revenue, SG&A expense was 16.9%, up from 15.7%.
•Interest expense was $2.0 million compared to $2.1 million, reflecting a lower overall outstanding debt balance period-over-period, partly offset by a full-year of interest expense recognized on our financing lease liability arrangement.
•Interest income was $1.2 million, which was driven by the Company's investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds.
•Net income for the year was $20.8 million as compared to $6.8 million. Diluted earnings per share was $1.76 as compared to $0.64. Adjusted EBITDA was $46.8 million as compared to $31.8 million, an increase of 47.3%.
•Net cash provided by operating activities was $57.4 million as compared to $35.4 million.
Balance Sheet
At December 31, 2023, cash and cash equivalents was $59.8 million. Current assets were $217.0 million and current liabilities were $145.1 million at December 31, 2023, representing a current ratio of 1.50x compared to 1.42x at December 31, 2022. Working capital was $71.9 million at December 31, 2023, an increase of $4.9 million from December 31, 2022. At December 31, 2023, we had $10.0 million borrowings outstanding on our revolving credit facility and $4.1 million for standby letters of credit. For the year ended December 31, 2023, the Company made cash payments of $11.5 million on the principal portion of the A&R Wintrust Term Loan prior to its extinguishment.
2024 Guidance
The Company is providing initial 2024 full year guidance, as summarized in the table below.

Revenue	$510 million - $530 million
Adjusted EBITDA	$49 million - $53 million
We do not provide a reconciliation of forward-looking Adjusted EBITDA or the most directly comparable forward-looking GAAP measure of net income attributable to the Company because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.
Conference Call Details
Date:     Thursday, March 14, 2024
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     877-407-6176
International callers:    201-689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=iawWhaB5. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach

Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education and cultural and entertainment. We have more than 1,400 team members in 19 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements may be preceded by, followed by or include the words “believe,” “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Financial Profiles, Inc.
Julie Kegley
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	(Unaudited) For the Quarter Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Revenue	$142,691	$143,483	$516,350	$496,782
Cost of revenue	109,385	114,256	397,060	403,041
Gross profit	33,306	29,227	119,290	93,741
Operating expenses:
Selling, general and administrative	24,964	21,766	87,397	77,879
Change in fair value of contingent consideration	265	1,134	729	2,285
Amortization of intangibles	826	383	1,880	1,567
Total operating expenses	26,055	23,283	90,006	81,731
Operating income	7,251	5,944	29,284	12,010
Other (expense) income:
Interest expense	(431)	(633)	(2,046)	(2,144)
Interest income	593	—	1,217	—
Loss on early termination of operating lease	—	—	—	(849)
Loss on debt extinguishment	—	—	(311)	—
(Loss) gain on change in fair value of interest swap	(277)	12	(124)	310
Gain on disposition of property and equipment	52	19	80	281
Total other expenses	(63)	(602)	(1,184)	(2,402)
Income before income taxes	7,188	5,342	28,100	9,608
Income tax provision	1,939	1,534	7,346	2,809
Net income	$5,249	$3,808	$20,754	$6,799

Earnings Per Share (“EPS”)
Net income per share:
Basic	$0.48	$0.37	$1.93	$0.65
Diluted	$0.44	$0.35	$1.76	$0.64
Weighted average number of shares outstanding:
Basic	11,003,424	10,411,611	10,773,467	10,425,119
Diluted	11,865,450	10,888,777	11,812,098	10,676,534

LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$59,833	$36,001
Restricted cash	65	113
Accounts receivable (net of allowance for credit losses of $292 and net of allowance for doubtful accounts of $234 as of December 31, 2023 and 2022, respectively)	97,755	124,442
Contract assets	51,690	61,453
Advances to and equity in joint ventures, net	12	12
Income tax receivable	—	95
Other current assets	7,645	3,874
Total current assets	217,000	225,990

Property and equipment, net	20,830	18,224
Intangible assets, net	24,999	15,340
Goodwill	16,374	11,370
Operating lease right-of-use assets	19,727	18,288
Deferred tax asset	5,179	4,829
Other assets	330	515
Total assets	$304,439	$294,556

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,680	$9,564
Current operating lease liabilities	3,627	3,562
Accounts payable, including retainage	65,268	75,122
Contract liabilities	42,160	44,007
Accrued income taxes	446	1,888
Accrued expenses and other current liabilities	30,967	24,942
Total current liabilities	145,148	159,085
Long-term debt	19,631	21,528
Long-term operating lease liabilities	16,037	15,643
Other long-term liabilities	2,708	2,858
Total liabilities	183,524	199,114
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, $1,000,000 shares authorized, no shares issued and outstanding ($0 redemption value)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,183,076 and 10,471,410, respectively; 11,003,424 and 10,291,758 outstanding, respectively	1	1
Additional paid-in capital	92,528	87,809
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	30,386	9,632
Total stockholders’ equity	120,915	95,442
Total liabilities and stockholders’ equity	$304,439	$294,556

LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$20,754	$6,799
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,244	8,158
Noncash operating lease expense	3,824	4,260
Provision for credit losses / doubtful accounts	431	292
Stock-based compensation expense	4,910	2,742
Loss on early debt extinguishment	311	—
Loss on early termination of operating lease	—	849
Amortization of debt issuance costs	79	138
Deferred income tax provision	(350)	(499)
Gain on sale of property and equipment	(80)	(281)
Loss (gain) on change in fair value of interest rate swap	124	(310)
Loss on change in fair value of contingent consideration	729	2,285
Changes in operating assets and liabilities:
Accounts receivable	32,607	(35,407)
Contract assets	10,397	22,410
Other current assets	(1,486)	1,128
Accounts payable, including retainage	(10,909)	11,282
Contract liabilities	(9,121)	17,296
Income tax receivable	95	19
Accrued income taxes	(1,442)	1,387
Accrued expenses and other current liabilities	2,867	(2,934)
Operating lease liabilities	(3,795)	(4,133)
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,224)	—
Other long-term liabilities	401	(108)
Net cash provided by operating activities	57,366	35,373
Cash flows from investing activities:
ACME Transaction, net of cash acquired	(4,883)	—
Industrial Air Transaction, net of cash acquired	(10,378)	—
Proceeds from sale of property and equipment	435	498
Purchase of property and equipment	(2,266)	(993)
Net cash used in investing activities	(17,092)	(495)
Cash flows from financing activities:
Payments on Wintrust and A&R Wintrust Term Loans	(21,452)	(13,429)
Proceeds from Wintrust Revolving Loan	10,000	15,194
Payment on Wintrust Revolving Loan	—	(15,194)
Proceeds from financing transaction	—	5,400
Payments on financing liability	—	(49)
Payment of contingent consideration liability up to acquisition-date fair value	(1,776)	—
Repurchase of common stock under Share Repurchase Program	—	(2,000)
Payments on finance leases	(2,733)	(2,734)
Proceeds from contributions to employee stock purchase plan	368	309
Taxes paid related to net-share settlement of equity awards	(847)	(417)
Payments of debt issuance costs	(50)	(433)

Net cash used in financing activities	(16,490)	(13,353)
Increase (decrease) in cash, cash equivalents and restricted cash	23,784	21,525
Cash, cash equivalents and restricted cash, beginning of year	36,114	14,589
Cash, cash equivalents and restricted cash, end of year	$59,898	$36,114

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout liability associated with the ACME Transaction	$1,514	$—
Earnout liability associated with the Industrial Air Transaction	3,165	—
Right of use assets obtained in exchange for new operating lease liabilities	3,135	—
Right of use assets obtained in exchange for new finance lease liabilities	5,219	2,634
Right of use assets disposed or adjusted modifying operating leases liabilities	1,112	2,455
Right of use assets disposed or adjusted modifying finance leases liabilities	(93)	(77)
Interest paid	1,908	2,005
Cash paid for income taxes	$9,156	$1,979

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$64,063	44.9%	$79,458	55.4%	$(15,395)	(19.4)%
ODR	78,628	55.1%	64,025	44.6%	14,603	22.8%
Total revenue	142,691	100.0%	143,483	100.0%	(792)	(0.6)%

Gross profit:
GCR(1)	9,640	15.0%	11,922	15.0%	(2,282)	(19.1)%
ODR(2)	23,666	30.1%	17,305	27.0%	6,361	36.8%
Total gross profit	33,306	23.3%	29,227	20.4%	4,079	14.0%

Total selling, general and administrative(3)	24,964	17.5%	21,766	15.2%	3,198	14.7%
Change in fair value of contingent consideration	265	0.2%	1,134	0.8%	(869)	(76.6)%
Amortization of intangibles	826	0.6%	383	0.3%	443	115.7%
Total operating income	$7,251	5.1%	$5,944	4.1%	$1,307	22.0%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $1.5 million and $0.8 million of stock-based compensation expense for the quarter ended December 31, 2023 and 2022, respectively.

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	Year Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$254,392	49.3%	$280,379	56.4%	$(25,987)	(9.3)%
ODR	261,958	50.7%	216,403	43.6%	45,555	21.1%
Total revenue	516,350	100.0%	496,782	100.0%	19,568	3.9%

Gross profit:
GCR(1)	43,200	17.0%	38,622	13.8%	4,578	11.9%
ODR(2)	76,090	29.0%	55,119	25.5%	20,971	38.0%
Total gross profit	119,290	23.1%	93,741	18.9%	25,549	27.3%

Total selling, general and administrative(3)	87,397	16.9%	77,879	15.7%	9,518	12.2%
Change in fair value of contingent consideration	729	0.1%	2,285	0.5%	(1,556)	(68.1)%
Amortization of intangibles	1,880	0.4%	1,567	0.3%	313	20.0%
Total operating income	$29,284	5.7%	$12,010	2.4%	$17,274	143.8%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $4.9 million and $2.7 million of stock based compensation expense for the years ended December 31, 2023 and 2022, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income	$5,249	$3,808	$20,754	$6,799

Adjustments:
Depreciation and amortization	2,493	1,985	8,244	8,158
Interest expense	431	633	2,046	2,144
Interest income	(593)	—	(1,217)	—
Non-cash stock-based compensation expense	1,536	762	4,910	2,742
Loss on early debt extinguishment	—	—	311	—
Change in fair value of interest rate swap	277	(12)	124	(310)
Loss on early termination of operating lease	—	—	—	849
CEO transition costs	—	—	958	—
Restructuring costs(1)	681	1,692	1,770	6,016
Change in fair value of contingent consideration	265	1,134	729	2,285
Income tax provision	1,939	1,534	7,346	2,809
Acquisition and other transaction costs	302	30	826	273
Adjusted EBITDA	$12,580	$11,566	$46,801	$31,765
(1)    Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.